AMENDMENT NO. 1 TO

                            STOCK PURCHASE AGREEMENT

      This AMENDMENT NO.1 to STOCK PURCHASE AGREEMENT is entered into as of August 2 , 2007 (the "Amended Agreement") by AIR INDUSTRIES GROUP, INC. (formerly known as GALES INDUSTRIES INCORPORATED), a Delaware corporation (the "Buyer"), and JOHN GANTT AND LUGENIA GANTT, the shareholders (each a "Shareholder," collectively, the "Shareholders") of WELDING METALLURGY, INC., a New York corporation (the "Company").

                                    RECITALS

      WHEREAS, the parties entered into a Stock Purchase Agreement dated as of March 9, 2007 (the "Agreement") under which the Shareholders agreed to sell to Buyer, and the Buyer agreed to purchase from the Shareholders, on the terms and subject to the conditions set forth in the Agreement, one hundred (100) shares of common stock, no par value, of the Company (the "Shares"), which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company; and

      WHEREAS, the parties, intending to be legally bound, desire to amend certain provisions of the Agreement in the manner stated in this Amendment to the Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, hereby agree as follows:

1. Definitions. Capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed to those terms in the Agreement.

2. Purchase Price. Subsection (a) of Section 2.3 of the Agreement ("Purchase Price") is hereby amended and restated in its entirety to read as follows:

"Section 2.3. Purchase Price.

      (a) Subject to adjustment in accordance with subparagraphs (b) and (c) of
Section 2.3 of the Agreement, the consideration payable by the Buyer to the Shareholders for the Shares (the "Purchase Price") shall be (i) three million five hundred thousand dollars ($3,500,000) in cash or readily available fimds payable at the Closing; (ii) two-million dollars ($2,000,000) to be paid in accordance with a secured promissory note dated the Closing Date, substantially in the form of Exhibit A hereto (the "Note"), of which $500,000 shall be due on the first anniversary of the Closing Date and $1,500,000, together with interest accrued thereon, shall be payable in twelve equal quarterly installments of principal and interest commencing at the end of the fifteenth month after the Closing Date; and (iii) the Purchase Price Shares (as defined below). Amounts due under the Note shall not bear interest until the first anniversary of the Closing date and thereafter shall bear interest at the rate of 7% per annum. Payment of the amounts due under the Note shall be secured by a pledge of the Shares evidenced by a Pledge Agreement. The


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Shareholders acknowledge that the lien created by the Pledge shall be second to the lien securing the Senior Indebtedness, as such term is defined in the Note. Unless jointly directed otherwise by the Shareholders, the Buyer shall pay one-half of each form of the consideration to each Shareholder.

The number of the "Purchase Price Shares" shall be equal to the result obtained by dividing $550,000 by nine-tenths of the average closing price of the Buyer's Common Stock (the "Deemed Market Price") as quoted by the OTC Bulletin Board during the 20 trading days immediately preceding the Closing Date."

3. Financial Statements. Section 4.9 of the Agreement ("Financial Statements"), hereby amended in its entirety to read as follows:

Section 4.9 Financial Statements

      Copies of the unaudited Balance Sheets and Income Statements of the Company as of, and for the fiscal years ended, December 31, 2006 ("FY'06") and December 31, 2005 ("FY '05") (the "Financial Statements") have been made available to the Buyer and have been prepared from the books and records of the Company on a consistent basis. December 31, 2006 is referred to herein as the "Cutoff Date." The Company's Sales for FY '06 and FY '05 were no less than $4,400,000 and $5,200,000, respectively, the Company's Distributions for FY '06 and FY '05 were no less than $972,000 and $2,500,000, respectively and the wages and salaries paid to members of the Gantt family by the Company for FY '06 and FY `05 were no less than $1,200,000 and $847,000, respectively.

4. Assignment; Delegation . Section 12.4 of the Agreement ("Assignment; Delegation") is hereby amended in its entirety to read as follows: "Section
12.4. Assignment; Delegation.

      No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at Closing Buyer may assign this Agreement to an entity in which Buyer directly or through one or more intermediary entities holds and continues to hold a greater than ninety percent (90%) equity interest, without the prior written consent of the Company and the Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement. My assignment or delegation in violation of this Section 12.4 shall be null and void."

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

                                      AIR INDUSTRIES GROUP, INC.


                                      By: /s/ Louis A. Giusto
                                          --------------------------------------
                                          Louis A. Giusto
                                          Vice Chairman, Chief Financial Officer
                                          and Treasurer


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                                                      /s/ LUGENIA GANTT
                                                      --------------------------
                                                      LUGENIA GANTT


                                                      /s/ JOHN GANTT
                                                      --------------------------
                                                      JOHN GANTT


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